Exhibit 99.1

Dyadic's Amex Listing Will Be Continued Pursuant To An Extension

JUPITER, Fla - July 9, 2007 - Dyadic International, Inc. (AMEX: DIL) announced today that it has received notice from The American Stock Exchange (the "Amex") that its Amex listing is being continued pursuant to an extension.

On May 21, 2007, the Company announced that on May 17, 2007, it had received notice from the Amex indicating that the Company is currently in violation of the Amex’s continued listing standards specified in Sections 134 and 1101 of the Amex Company Guide because the Company had yet to file with the Securities and Exchange Commission (“SEC”) its Form 10-QSB for the quarter ended March 31, 2007. The Amex’s notice further indicated that the Company had to submit a plan to the Amex by June 18, 2007, advising the Amex on action it has taken, or will take, that will enable the Company to regain compliance with these continued listing standards by no later than November 16, 2007.

On June 18, 2007, the Company submitted a plan of compliance to the Amex. The Amex has completed its review of the plan and has determined that, in accordance with Section 1009 of the Amex Company Guide, the plan makes a reasonable demonstration of the Company's ability to regain compliance with the continued listing standards by the end of the plan period, which has been determined to be no later than November 16, 2007.

The Amex has agreed to continue the Company’s listing conditioned upon, among other things, the Company demonstrating progress consistent with the plan prior to the targeted completion date of November 16, 2007. However, the Amex, consistent with its obligations and responsibilities as a self-regulatory organization, may initiate immediate delisting proceedings against the Company as appropriate in the public interest during the plan period despite its conditional continued listing.

The Company will not be deemed to have regained compliance with the Amex continued listing standards, and trading in the Company's common stock will not resume on the Amex, until the Company is current with the filing of its SEC quarterly reports and other SEC periodic reports.

At the end of the plan period, November 16, 2007, the Company must be in compliance with all of the Amex continued listing standards, including being current with the above SEC filings. Failure to regain compliance by November 16, 2007, will likely result in the Amex initiating delisting proceedings against the Company pursuant to Section 1009 of the Company Guide.

About Dyadic

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Cautionary Statement for Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements." These forward-looking statements involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of these risks and uncertainties, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2006, and our subsequent filings with the SEC. Except as required by law, we expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

Dyadic International, Inc.
Alexander (Sasha) Bondar, 561-743-8333
sbondar@dyadic.com
http://www.dyadic.com

or

Berkman Associates
Investor Relations Counsel
Neil Berkman, 310-826-5051
info@berkmanassociates.com